                                                       EXHIBIT 2.1





                               ASSET PURCHASE AGREEMENT




                                       BETWEEN




                                     ZEVEX, INC.



                                         AND




                               NUTRITION MEDICAL, INC.




                                    JULY 27, 1998

                                  TABLE OF CONTENTS



     1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

     2.   Basic Transaction. . . . . . . . . . . . . . . . . . . . . . . .  5
          (a)   Purchase and Sale of Assets. . . . . . . . . . . . . . . .  5
          (b)   Retained Assets. . . . . . . . . . . . . . . . . . . . . .  6
          (c)   Assumption of Liabilities. . . . . . . . . . . . . . . . .  7
          (d)   Retained Liabilities . . . . . . . . . . . . . . . . . . .  7
          (e)    Purchase Price. . . . . . . . . . . . . . . . . . . . . .  8
          (f)   Payment and Holdback . . . . . . . . . . . . . . . . . . .  9
          (g)   Inventory Procedure and Purchase Price Adjustment. . . . .  9
          (h)   The Closing. . . . . . . . . . . . . . . . . . . . . . . . 10
          (i)   Deliveries at the Closing. . . . . . . . . . . . . . . . . 10
          (j)   Allocation . . . . . . . . . . . . . . . . . . . . . . . . 10

     3.   Representations and Warranties of the Target . . . . . . . . . . 10
          (a)   Organization of the Target . . . . . . . . . . . . . . . . 10
          (b)   Authorization of Transaction . . . . . . . . . . . . . . . 11
          (c)   Noncontravention . . . . . . . . . . . . . . . . . . . . . 11
          (d)   Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . 11
          (e)   Title to Acquired Assets . . . . . . . . . . . . . . . . . 11
          (f)   Financial Statements . . . . . . . . . . . . . . . . . . . 11
          (g)   Legal Compliance . . . . . . . . . . . . . . . . . . . . . 12
          (h)   Intellectual Property. . . . . . . . . . . . . . . . . . . 12
          (i)   Tangible Assets. . . . . . . . . . . . . . . . . . . . . . 14
          (j)   Inventory. . . . . . . . . . . . . . . . . . . . . . . . . 15
          (k)   Contracts. . . . . . . . . . . . . . . . . . . . . . . . . 15
          (l)   Litigation . . . . . . . . . . . . . . . . . . . . . . . . 15
          (m)   Product Warranty . . . . . . . . . . . . . . . . . . . . . 16
          (n)   Customers and Suppliers. . . . . . . . . . . . . . . . . . 16
          (o)   Product Liability. . . . . . . . . . . . . . . . . . . . . 16
          (p)   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . 16
          (q)   Investment . . . . . . . . . . . . . . . . . . . . . . . . 16
          (r)   Licenses and Permits . . . . . . . . . . . . . . . . . . . 17

     4.   Representations and Warranties of the Buyer. . . . . . . . . . . 17
          (a)   Organization, Qualification, and Corporate Power
                of the Buyer . . . . . . . . . . . . . . . . . . . . . . . 17
          (b)   Authorization of Transaction . . . . . . . . . . . . . . . 17
          (c)   Noncontravention . . . . . . . . . . . . . . . . . . . . . 18
          (d)   Brokers' Fees. . . . . . . . . . . . . . . . . . . . . . . 18

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     5.   Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . 18
          (a)   General. . . . . . . . . . . . . . . . . . . . . . . . . . 18
          (b)   Notices and Consents . . . . . . . . . . . . . . . . . . . 18
          (c)   Operation of Business. . . . . . . . . . . . . . . . . . . 18
          (d)   Full Access and Due Diligence. . . . . . . . . . . . . . . 20
          (e)   Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . 20
          (f)   Marketing Agreement. . . . . . . . . . . . . . . . . . . . 20
          (g)   Nestle Product Orders. . . . . . . . . . . . . . . . . . . 20

     6.   Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . 20
          (a)   General. . . . . . . . . . . . . . . . . . . . . . . . . . 20
          (b)   Litigation Support . . . . . . . . . . . . . . . . . . . . 21
          (c)   Transition . . . . . . . . . . . . . . . . . . . . . . . . 21
          (d)   Confidentiality. . . . . . . . . . . . . . . . . . . . . . 21
          (e)   Covenant Not to Compete. . . . . . . . . . . . . . . . . . 21
          (f)   Transfer of Possession of the Assets . . . . . . . . . . . 22
          (g)   Product Liability Insurance. . . . . . . . . . . . . . . . 22
          (h)   Product Liability Claims . . . . . . . . . . . . . . . . . 22
          (i)   Product Warranty Claims. . . . . . . . . . . . . . . . . . 22

     7.   Conditions to Obligation to Close. . . . . . . . . . . . . . . . 23
          (a)   Conditions to Obligation of the Buyer. . . . . . . . . . . 23
          (b)   Conditions to Obligation of the Target . . . . . . . . . . 24

     8.   Remedies for Breaches of This Agreement. . . . . . . . . . . . . 26
          (a)   Survival of Representations and Warranties . . . . . . . . 26
          (b)   Indemnification Provisions for Benefit of the Buyer. . . . 26
          (c)   Indemnification Provisions for Benefit of the Target . . . 27
          (d)   Matters Involving Third Parties. . . . . . . . . . . . . . 28
          (e)   Determination of Adverse Consequences. . . . . . . . . . . 29
          (f)   Charges Against Holdback . . . . . . . . . . . . . . . . . 29
          (g)   Indemnity Threshold and Limit. . . . . . . . . . . . . . . 29
          (h)   Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . 29

     9.   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 29
          (a)   Termination of Agreement . . . . . . . . . . . . . . . . . 29
          (b)   Effect of Termination. . . . . . . . . . . . . . . . . . . 30

     10.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . 30
          (a)   Press Releases and Public Announcements. . . . . . . . . . 30
          (b)   Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . 30
          (c)   Obligations under WARN . . . . . . . . . . . . . . . . . . 31
          (d)   No Third-Party Beneficiaries . . . . . . . . . . . . . . . 31
          (e)   Entire Agreement . . . . . . . . . . . . . . . . . . . . . 31

          (f)   Succession and Assignment. . . . . . . . . . . . . . . . . 31
          (g)   Counterparts . . . . . . . . . . . . . . . . . . . . . . . 31
          (h)   Headings . . . . . . . . . . . . . . . . . . . . . . . . . 31
          (i)   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . 31
          (j)   Governing Law. . . . . . . . . . . . . . . . . . . . . . . 32
          (k)   Amendments and Waivers . . . . . . . . . . . . . . . . . . 32
          (l)   Severability . . . . . . . . . . . . . . . . . . . . . . . 32
          (m)   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 33
          (n)   Construction . . . . . . . . . . . . . . . . . . . . . . . 33
          (o)   Incorporation of Exhibits and Schedules. . . . . . . . . . 33
          (p)   Specific Performance . . . . . . . . . . . . . . . . . . . 33
          (q)   Dispute Resolution . . . . . . . . . . . . . . . . . . . . 33
          (r)   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . 35
          (s)   Bulk Transfer Laws . . . . . . . . . . . . . . . . . . . . 35



LIST OF SCHEDULES AND EXHIBITS

Schedule 2(a)(i) - Fixed Assets
Schedule 2(a)(v) - Intellectual Property
Schedule 2(a)(vii)(A) - Assumed Contracts (non-lease)
Schedule 2(a)(vii)(B) - Assumed Contracts (lease)
Schedule 2(j) - Purchase Price Allocation
Schedule 3  - Disclosure Schedule
Schedule 7(a)(iv) - Third Parties Requiring an Estoppel Certificate

Exhibit 5(f) - Form of Marketing Agreement
Exhibit 7(a)(iv)  - Form of Estoppel Certificate
Exhibit 7(a)(x)  - Form of Opinion of Target's Counsel
Exhibit 7(a)(xi) - Form of Investment Representation Letter for Elan
International Services                            Ltd.
Exhibit 7(b)(viii) - Form of Opinion of Buyer's Counsel

                               ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") entered into as of July 27, 1998, by and between ZEVEX, Inc., a Delaware corporation (the "Buyer"), and Nutrition Medical, Inc., a Minnesota corporation (the "Target"). The Buyer and the Target are herein referred to individually as a "Party" and collectively as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase all of the assets (and assume certain of the liabilities) of the Enteral Feeding Device and Disposable Division of the Target in return for cash and common stock of ZEVEX International, the parent corporation of the Buyer.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

     "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "Acquired Assets" has the meaning set forth in Section 2(a) below.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

     "Applicable Rate" means the prime rate (as published in the Money Rate Section of the WALL STREET JOURNAL on the date of calculation), plus two percent (2%).

     "Assumed Contracts" has the meaning set forth in Section 2(a)(vii) below.

     "Assumed Liabilities" has the meaning set forth in Section 2(c) below.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in Section 2(h) below.

     "Closing Date" has the meaning set forth in Section 2(h) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any information concerning the businesses and affairs of the Division that is not already generally available to the public.

     "Contracts" has the meaning set forth in Section 3(k) below.

     "Deferred Intercompany Transaction" has the meaning set forth in Reg.
Section 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Section 3 below.

     "Division" means the Target with respect to its enteral feeding pump and disposable division, which includes the production and distribution of enteral feeding pumps, delivery sets, and enteral feeding tubes (but excludes formulas and nutritional products).

     "Division Intellectual Property" has the meaning set forth in Section 3(h) below.

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an "Employee Pension Benefit Plan" as defined in ERISA Section 3(2), (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan as defined in ERISA Section 3(37)), or (d) Employee Welfare Benefit Plan as defined in ERISA Section 3(1) or material fringe benefit or other retirement, bonus, or incentive plan or program.

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Estimated Parts Inventory Amount" has the meaning set forth in Section 2(e) below.

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     "Final Parts Inventory Amount" has the meaning set forth in Section 2(g)
below.

     "Financial Statement" has the meaning set forth in Section 3(f) below.

     "Fixed Assets" has the meaning set forth in Section 2(a)(i) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "General Inventory" has the meaning set forth in Section 2(a)(ii) below.

     "Indemnified Party" has the meaning set forth in Section 8(d) below.

     "Indemnifying Party" has the meaning set forth in Section 8(d) below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, design concepts, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Inventory Statement" has the meaning set forth in Section 2(g) below.

     "Knowledge" with respect to the Target means the actual knowledge of the Target after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Licenses and Permits" has the meaning set forth in Section 2(a)(xi) below.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent

Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 3(f) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3(f) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Parts Inventory" means that part of the General Inventory comprised only of parts and materials for the repair of enteral feeding pumps, parts and materials for the manufacture of products other than enteral feeding pumps, and finished products other than enteral feeding pumps.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Pump Lease Agreements" means all leases (written and oral) of enteral feeding pumps owned by the Target.

     "Purchase Price" has the meaning set forth in Section 2(e) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Shares" has the meaning set forth in Section 2(e) below.

     "Target" has the meaning set forth in the preface above.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8(d) below.

     2.   BASIC TRANSACTION.

     (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase and acquire from the Target, and the Target agrees to sell, transfer, convey, and deliver to the Buyer, for the consideration specified below in this Section 2, all of the Target's right, title and interest in and to all of the assets constituting the Division, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing in the ordinary course of business and consistent with the terms and conditions of this Agreement (the "Acquired Assets"). The Acquired Assets shall include, subject to the foregoing, without limitation, all of the Target's right, title and interest in and to the following items to the extent such items are used in or related to the businesses of the Division:

          (i) tangible personal property such as machinery, tooling, tools, molds, jigs, and dies, as identified in Schedule 2(a)(i) (the "Fixed Assets");


          (ii) inventories of raw materials and supplies, enteral feeding pumps (including enteral feeding pumps subject to Pump Lease Agreements), delivery sets, and feeding tubes, manufactured and purchased parts in connection therewith, goods in process and finished goods (collectively, the "General Inventory");

          (iii) supplies, containers, labels, packaging materials, and similar items;

          (iv) all documents or other tangible materials embodying technology used in connection with the manufacture, promotion or distribution of products;

          (v) all Intellectual Property, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions as described on Schedule 2(a)(v);

          (vi)   goodwill and going concern value;

          (vii) agreements, contracts, purchase orders, sales orders, indentures, mortgages, instruments, Security Interests, guaranties, commitments, other similar arrangements and rights thereunder (other than the Pump Lease Agreements) as listed Schedule 2(a)(vii)(B), and Pump Lease Agreements as described in Schedule 2(a)(vii)(B) (collectively, the "Assumed Contracts");

          (viii) warranties provided by VR Industries, Inc. to the Target in connection with the manufacture of enteral feeding pumps;

          (ix)   claims, deposits, prepayments, refunds and the like;

          (x) causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment or refund (including any such item relating to the payment of Taxes);

          (xi) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies (the "Licenses and Permits") to the extent they are assignable under law;

          (xii) original regulatory documentation, including Device Master Records, Device History Records, original 510(k) applications in their entirety, and 510(k) notification letters from the United States Food and Drug Administration; and

          (xiii) printed copies (and computerized copies where available) of books, records, ledgers, files, documents, customer lists, pump tracking information, prospect lists, dealer and distributor lists, purchase orders and invoices, product data, price lists, quotes and bids, correspondence, lists, drawings, and specifications, creative materials, advertising and promotional materials, stock photographs, artwork, dyes, studies, reports, training and operating manuals, and other printed or written materials.

     (b) RETAINED ASSETS. Notwithstanding the foregoing, the Target is not selling, transferring, assigning or conveying to the Buyer the following:

          (i) real property, leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto relating to the Division or the Target;

          (ii) any formulas or nutritional products of Target and associated Intellectual Property;

          (iii) rights in and with respect to the assets associated with the Target's Employee Benefit Plans;

          (iv) cash, cash equivalents, accounts, notes, and other receivables of the Division or the Target;

          (v) the Target's corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Target as a corporation;

          (vi) the original books and records of the Target and the accounting or other software used by the Target to maintain such books and records; and

          (vii) any of the rights of the Target under this Agreement (or under any side agreement between the Target on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

     (c) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, at Closing the Buyer agrees to assume, pay, perform or otherwise satisfy, to the extent not paid, performed or discharged at Closing, only the following liabilities of the Target (the "Assumed Liabilities"):

          (i) the Assumed Contracts identified on Schedule 2(a)(vii), but only to the extent accruing from and after Closing.

     (d)  RETAINED LIABILITIES.  Except to the extent expressly assumed in
Section 2(c), the Buyer shall not assume or otherwise become responsible for any liability or obligation of any kind of the Target, whether or not relating to the operations of the Division, asserted or unasserted, known or unknown, contingent or fixed, arising or accruing prior to or following the Closing, including but not limited to the following, all of which liabilities and obligations shall be retained by the Target:

          (i) any Liabilities of the Target set forth on the face of the Most Recent Balance Sheet;

          (ii) all Liabilities of the Target which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business;

          (iii) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, product liability, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements or incidents or reports of equipment malfunction for a Division's product sold prior to Closing;

          (iv) all Liabilities and obligations of the Target with respect to employees of Target or arising under Target's Employee Benefit Plans;

          (v) any Liability of the Target for unpaid Taxes (with respect to the Division or otherwise) for periods prior to the Closing,;

          (vi) any Liability of the Target for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Target is transferring the Acquired Assets or because the Target has deferred gain on any Deferred Intercompany Transaction);

          (vii) any Liability of the Target for the unpaid Taxes of any Person other than the Target under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise;

          (viii) any obligation of the Target to indemnify any Person by reason of the fact that such Person was a director, officer, employee, or agent of the Target or was serving at the request of the Target as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);

          (ix) all liabilities arising from the operation of any successor liability statutes, to the extent that non-compliance therewith or the failure to obtain necessary clearances would subject either the Buyer or the Acquired Assets to the claims of any creditors of the Target or would subject any of the Acquired Assets to liens or other restrictions.

          (x) any Liability (including any warranty claim) arising out of or connection with any products sold by the Target;

          (xi) any Liability of the Target for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby; and

          (xii) any Liability or obligation of the Target under this Agreement (or under any side agreement between the Target on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

     (e) PURCHASE PRICE. Subject to the provisions of this Agreement, the purchase price for the Acquired Assets shall be equal to the aggregate of the following (the "Purchase Price"):

          (i)    Five Hundred Thousand Dollars ($500,000.00); plus

          (ii) 115,000 shares of common stock of ZEVEX International, Inc. (the "Shares"); plus

          (iii) an amount equal to the estimated actual cost of the Parts Inventory on the Closing Date (the "Estimated Parts Inventory Amount"), subject to adjustment as set forth in Section 2(g) below.

The value of the Shares for purposes of calculating the amount of the Purchase Price shall be determined based upon the average closing price as quoted on the American Stock Exchange for the 90-day period ending one day prior to the Closing Date.

     (f) PAYMENT AND HOLDBACK. On the Closing Date, the Buyer shall pay to the Target all amounts required by Section 2(e) (subject to the holdback described below) by physical delivery of certificates for the Shares to the Target and by wire transfer of immediately available funds to such account as the Target shall designate. The Buyer acknowledges that the Target intends to immediately transfer the Shares to Elan International Services Ltd. as payment of certain indebtedness of the Target. The Buyer shall reserve a portion of the Purchase Price to be delivered at the Closing to cover any decrease to the Purchase Price as provided in Section 2(g) below and any payments due the Buyer under Section 6(i) or Section 8(b). The Parties agree that the Buyer shall withhold ten Percent (10%) of the Estimated Parts Inventory Amount from the cash portion of the Purchase Price to be delivered at the Closing and that this amount, less deductions required to cover such Purchase Price decrease, will be delivered to the Target on a deferred basis within 10 days following the determination of the Final Parts Inventory Amount. The Parties further agree that the Buyer shall withhold an additional Fifty Thousand Dollars ($50,000) from the cash portion of the Purchase Price to be delivered at the Closing and that this amount, less deductions pursuant to Section 6(i) or Section 8(b) will be delivered to the Target on a deferred basis no later than 180 days following Closing. Such reserved funds shall be delivered instead to a mutually agreeable third party escrow agent, to hold in an interest bearing account, and released to the respective Parties in accordance with the terms of this Agreement and a mutually agreed upon escrow agreement to be executed on or prior to Closing.

     (g) INVENTORY PROCEDURE AND PURCHASE PRICE ADJUSTMENT. Promptly following the Closing Date, the Target shall take a physical inventory of all Parts Inventory in accordance with procedures to be established by mutual agreement of Buyer and the Target prior to Closing. The Buyer shall have the right to have representatives present during such inventory. Within thirty (30) days after the completion of such inventory, the Target shall prepare and deliver to the Buyer a statement (the "Inventory Statement"), which has been reviewed and reported on by Buyer's independent auditors in accordance with procedures to be established by Buyer and the Target, without exception or qualification, setting forth the actual cost of the Parts Inventory (the "Final Parts Inventory Amount"). The Purchase Price shall be increased by the amount, if any, by which the Final Parts Inventory Amount exceeds the Estimated Parts Inventory Amount. Conversely, the Purchase Price shall be decreased by the amount, if any, by which the Final Parts Inventory Amount is less than the Estimated Parts Inventory Amount. The Buyer shall pay to the Target any such increase in the Purchase Price and the Target shall repay to the Buyer any such decrease in the Purchase Price within thirty (30) days following the determination of the adjustment pursuant to this Section 2(g).

     (h) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer at 4314 ZEVEX Park Lane, Salt Lake City, Utah, commencing at 12:00 p.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Buyer shall have no obligation to close this Agreement prior to the expiration of the due diligence period allowed the Buyer under Section 9(a)(ii).

     (i) DELIVERIES AT THE CLOSING. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below; (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in Section 7(b) below; (iii) the Target will execute, acknowledge (if appropriate), and deliver to the Buyer such instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Target such instruments of assumption as the Target and its counsel reasonably may request; and (v) the Buyer will deliver to the Target the consideration specified in Section 2(e) above.

     (j) ALLOCATION. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Schedule 2(j).

     3. REPRESENTATIONS AND WARRANTIES OF THE TARGET. The Target represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in Schedule 3 accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Target's portion of the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

     (a) ORGANIZATION OF THE TARGET. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     (b) AUTHORIZATION OF TRANSACTION. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Target has duly authorized the execution, delivery, and performance of this Agreement by the Target, subject to the approval of the Target Stockholders. This Agreement constitutes a valid and legally binding obligation of the Target, enforceable in accordance with their respective terms and conditions. Upon Closing, the Target Shareholders will have duly authorized the transactions contemplated by this Agreement to the extent required under applicable law.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets); (iii) or adversely affect the Acquired Assets. The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) BROKERS' FEES. The Target has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     (e) TITLE TO ACQUIRED ASSETS. As of the date hereof, the Target has, and on the Closing Date will have and will convey to Buyer, good and marketable title to all of the Acquired Assets, free and clear of all Security Interests, other than statutory liens arising from trade payables and Taxes not yet due and payable. There are no leasehold interests, licenses or other agreements granting any party any possessory rights with respect to the Acquired Assets.
Schedule 3(e) is a true and complete list of the location of any Acquired Assets held by a third party. The Acquired Assets are or will be sufficient to permit Buyer to operate the business of the Division in a manner substantially the same as the current operations of the Target, except for assets related to administrative support services, such as computer services for accounting and manufacturing support, which are not being transferred.

     (f) FINANCIAL STATEMENTS. Attached hereto as Schedule 3(f) are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheet and statements of income, changes in control account, and cash flow as of and for the fiscal year ended December 31, 1997 for the Target (the "Fiscal Year End Statements"); and (ii) unaudited balance sheet and statements of income, changes in control account, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended March 31, 1998 (the "Most Recent Fiscal Month End") for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly in all material respects the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. By August 12, 1998, the Target will deliver unaudited balance sheet and statements of income, changes in control account, and cash flow as of and for the six months ended June 30, 1998, which statements shall thereafter be included in the definition of Financial Statements and Most Recent Fiscal Month End.

     (g) LEGAL COMPLIANCE. The Target is not in violation of or in default under any applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the effect of which individually or in the aggregate of all such violations and defaults could reasonably be expected to have a material adverse effect on the Division, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (h)  INTELLECTUAL PROPERTY.

          (i) To the Knowledge of the Target, it owns or has the right to use pursuant to license, sublicense, agreement, or other permission all Intellectual Property necessary for the operation of the business of the Division as presently conducted and as presently proposed to be conducted ("Division Intellectual Property"). To the Knowledge of the Target, each item of Division Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. To the Knowledge of the Target, it has taken all necessary action to maintain and protect each item of Division Intellectual Property.

          (ii) To the Knowledge of the Target, it has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Target has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any rights of the Target in the Division Intellectual Property.

          (iii) Section 3(h)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Target with respect to any of the Division Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of the Division Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of the Division Intellectual Property (together with any exceptions). The Target has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(h)(iii) of the Disclosure Schedule also identifies each trade name, unregistered trademark, service mark, and product name used by the Target in connection with the business of the Division. With respect to each item of Intellectual Property required to be identified in Section 3(h)(iii) of the Disclosure Schedule:

                 (A) the Target possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                 (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                 (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                 (D) the Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) Section 3(h)(iv) of the Disclosure Schedule identifies each item of Division Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Target has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Division Intellectual Property required to be identified in Section 3(h)(iv) of the Disclosure Schedule:

                 (A) To the Knowledge of the Target, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                 (B) To the Knowledge of the Target, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 (C) To the Knowledge of the Target, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                 (E) with respect to each sublicense, to the Knowledge of the Target the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                 (F) To the Knowledge of the Target, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                 (G) To the Knowledge of the Target, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                 (H) the Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

          (v) To the Knowledge of the Target, the Division Intellectual Property will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Division's businesses as presently conducted and as presently proposed to be conducted.

          (vi) The Target has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Division.

     (i) TANGIBLE ASSETS. Schedule 2(a)(i) is a true and correct list of the Fixed Assets which are material to the operation of the Business. The Target owns or leases all Fixed Assets and other tangible assets necessary for the conduct of the businesses of the Division as presently conducted and as presently proposed to be conducted. The tangible assets are suitable for the purposes for which they presently are used and proposed to be used. The parties acknowledge that the Fixed Assets are being sold by the Target "as is" without representation or warranty as to defects, condition, maintenance or repair.

     (j) INVENTORY. The General Inventory is merchantable, in good condition, without material defects, meets all applicable specifications and standards, and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete or damaged, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. The Target's finished goods are salable in the Ordinary Course of Business at prices the Target has charged during the past sixty (60) days. The Target has on hand or has ordered and expects timely delivery of such quantities of raw materials and has on hand such quantities of work in process and finished goods as are reasonably required to timely fill orders on hand which require delivery with ninety (90) days. None of the inventory items necessary to manufacture the products currently sold by the Division is in short supply or otherwise difficult to obtain.

     (k) CONTRACTS. Section 3(k) of the Disclosure Schedule is a true, correct and complete list of all the material contracts relating to the Division, and all amendments and modifications thereto (collectively, the "Contracts"), and there are no oral or other amendments or modifications to the Contracts. With respect to each Contract: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement. The Assumed Contracts are or will be sufficient to permit Buyer to operate the Business in a manner substantially the same as the current operations of the Target. The assignment of the Assumed Contracts to Buyer at Closing pursuant to the terms of this Agreement will effectively transfer the Target's interests in the Assumed Contracts to Buyer. Nothing in the assignment of the Assumed
Contracts to Buyer in accordance with the terms of this Agreement shall render the Assumed Contracts non-binding, invalid or ineffective, subject to the receipt of any required consents to such assignment. The Target has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(k) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(k) of the Disclosure Schedule.

     (l) LITIGATION. Section 3(l) of the Disclosure Schedule sets forth each instance in which the Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 3(l) of the Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target or the Division. The Target has no Knowledge and no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Target.

     (m) PRODUCT WARRANTY. To the Knowledge of the Target, each product manufactured, sold, leased, or delivered by the Target with respect to the business of the Division has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. No product manufactured, sold, leased, or delivered by the Division is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(m) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the products of the Division, including Pump Lease Agreements (containing applicable guaranty, warranty, and indemnity provisions).

     (n) CUSTOMERS AND SUPPLIERS. Section 3(n) of the Disclosure Schedule lists the 10 largest customers and suppliers of the Division for the fiscal year ended December 31, 1997, and the six-month period ended June 30, 1998, and described for each such customer or supplier the approximate percentage of net sales or purchases by the Division for each such period. Since

June 30, 1998, no customer listed in accordance with the foregoing has indicated that it will stop or decrease the rate of business done with the Division except for changes in the Ordinary Course of Business.

     (o) PRODUCT LIABILITY. To the Knowledge of the Target, it does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Division.

     (p)  DISCLOSURE.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

     (q) INVESTMENT. The Target (i) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Shares with the intent to immediately transfer the Shares to Elan International Services Ltd. and only to Elan International Services Ltd. for the purposes of eliminating a prior debt, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, (vi) is an Accredited Investor as that term is defined in Regulation 501 promulgated under the Securities Act,
(vii) the certificates representing the Shares will bear a legend indicating the Shares may not be transferred unless in compliance with applicable law as determined by counsel for the Buyer (which the Buyer may enforce by issuing stop-transfer instructions to its transfer agent).

     (r) LICENSES AND PERMITS. Except as set forth in Section 3(r) of the Disclosure Schedule, to the Target's Knowledge, the Licenses and Permits constitute all of the necessary or required permits or licenses or other governmental authorizations pertaining to or required for the operation of the Acquired Assets. To the Knowledge of the Target, the Licenses and Permits are valid and in full force and effect and, to its Knowledge, the Target has timely taken all necessary actions to preserve such Licenses and Permits and have not engaged in any activity or act and will not engage in any activity or act that has or may jeopardize the validity of or prevent the effective transfer (to the extent permitted by law) of the Licenses and Permits to Buyer.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Target that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule. The Buyer's portion of the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification. Buyer has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Buyer is not in default under or in violation of any provision of its articles of incorporation or bylaws.

     (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby, including the issuance of the shares of Buyer, will have been approved by the board of directors of Buyer as of the Closing Date. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Target could become liable or obligated.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) GENERAL. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

     (b) NOTICES AND CONSENTS. The Target will give any notices to third parties, and the

Target will use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the transfer of the Acquired Assets and assumption of the Assumed Contracts. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in
Section 3(c) and Section 4(c) above, and to obtain the estoppel certificates referred to in Section 7(a)(iv) from the parties identified in Schedule 7(a)(iv). To the extent that such transfer or assignment shall require such consent of any other party in order to permit such transfer, or to avoid any indebtedness secured by the Acquired Assets coming due by reason of such transfer, this Agreement shall not constitute a contract to transfer the same unless and until such consent is obtained.

     (c) OPERATION OF BUSINESS. The Target agrees that in connection with the operation of the Division from the date hereof until the earlier of the Closing Date or the termination of this Agreement, except as otherwise consented to or approved by Buyer in writing:

          (i) The Target shall use best efforts to continue to operate the Division in the Ordinary Course of Business, consistent with past practices, except for taking such steps as may be necessary or proper to carry out and consummate the transactions contemplated by this Agreement. Without limiting the foregoing obligation, and by way of example, the Target agrees to use best efforts to: (A) to maintain a level of advertising reasonably comparable to that existing during the ninety (90) day period immediately preceding the date of this Agreement; (B) to perform customary maintenance on the Acquired Assets; (C) not to agree to any amendment to any of the Assumed Contracts, or make any agreement affecting the Target's use of or interest in the Acquired Assets (except purchase orders in the Ordinary Course of Business and subject to the other provisions of this Agreement); (D) not to sell, mortgage, pledge, encumber or otherwise dispose of any of the Acquired Assets, except General Inventory in the Ordinary Course of Business; (E) to maintain all insurance coverage currently maintained by the Target in accordance with its present business practices; (F) to use reasonable efforts to maintain the goodwill associated with the Division; and (G) keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (ii) The Target shall promptly notify Buyer of any (A) notice from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement (except for Tax notices which the Target must only advise Buyer of if the same would result in a lien on the Assets); or (B) damage to or claim against the Acquired Assets.

          (iii) The Target shall use best efforts to duly observe and perform in all material respects all terms, conditions and requirements under the Contracts. The Target shall not do any act or omit to do any act, or permit any act or omission which would, upon such act or omission or with the passage of time, cause a breach or default under any of the Contracts or adversely affect Buyer's anticipated operation or ownership of the

     Acquired Assets.

          (iv) Up to and including August 12, 1998, the Target shall have the right and obligation to amend the Disclosure Schedule to include any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate as of such day or as of the date of this Agreement. After August 12, 1998, the Target shall not be entitled to make any further amendments and the Disclosure Schedule shall be deemed to be final and binding, provided the Target may amend or modify the Disclosure Schedule for the sole purpose of disclosing events occurring after such day and prior to Closing. After such day, the Target agrees to promptly notify the Buyer of any fact or circumstance of which the Target has Knowledge which would make any representation or warranty set forth herein untrue or inaccurate as of such day and as of the Closing Date. No disclosure by the Target after such day shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (d) FULL ACCESS AND DUE DILIGENCE. Buyer shall be allowed to conduct such investigations of the Division and Acquired Assets as Buyer in its sole discretion deems necessary or desirable, including but not limited to operational results, condition of the Acquired Assets, legal, marketing and Tax matters, the Contracts, and the Target's relationship with customers and vendors generally. The Target will permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target or the Division to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Division.

     (e) EXCLUSIVITY. Unless the Target's Board of Directors determines that there would be a material risk of liability on the part of the members of the Target's Board of Directors to the Target's shareholders, the Target will not (and the Target will not cause or permit the Division to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Division or the Target (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, provided, however, limitations of this Section 5(e) shall not apply to any of the foregoing actions to the extent such actions have no adverse effect on the consummation of the transactions contemplated by this Agreement or on the business of the Division as conducted and presently proposed to be conducted. The Target will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     (f) MARKETING AGREEMENT. The Parties agree upon execution of this Agreement to enter into that certain Marketing Agreement in the form attached hereto as Exhibit 5(f). Such agreement will govern the Parties mutual efforts to market and sell products produced by the Division and will expire upon the Closing Date or upon the earlier termination of this

Agreement.

     (g) NESTLE PRODUCT ORDERS. The Target shall use best efforts to have manufactured and delivered to Nestle Clinical Nutrition, Inc. prior to Closing all enteral feeding pumps currently on order by Nestle.

     6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

     (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The Target acknowledges and agrees that from and after the Closing the Buyer will be entitled to copies (but not original versions) of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Division.

     (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Division, the other Party will use reasonable best efforts to cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

     (c) TRANSITION. The Target will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associated with the Division from maintaining the same business relationships with the Buyer after the Closing as it maintained with Target and the Division prior to the Closing. The Target will refer all customer inquiries relating to the business of the Division to the Buyer from and after the Closing.

     (d) CONFIDENTIALITY. The Target will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Target is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Target will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section
6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Target is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Target may disclose the Confidential Information to the tribunal;
provided, however, that the Target shall use its best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     (e) COVENANT NOT TO COMPETE. For a period of five (5) years from and after the Closing Date, the Target will not engage directly or indirectly in any business that the Division conducts as of the Closing Date; provided, however, that ownership of less than 1% of the outstanding stock of any publicly traded corporation shall not be deemed solely by reason thereof to be the engagement in such corporation's businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     (f) TRANSFER OF POSSESSION OF THE ASSETS. Except for those Acquired Assets held by a third party as identified on Schedule 3(f), all tangible forms of the Acquired Assets shall be available for possession by the Buyer immediately upon Closing at the Target's location at 9850 51st Ave N., Minneapolis, MN. Such Acquired Assets shall be packaged by the Target in a form reasonably necessary for safe and insurable shipment by common carrier. Buyer shall remove at its expense such Acquired Assets within thirty (30) days of the Closing Date. Transfer of the Acquired Assets held by third parties shall be determined by the Buyer and such third parties.

     (g) PRODUCT LIABILITY INSURANCE. For a period of not less than three (3) years following Closing, the target shall maintain product liability insurance against product liability claims in policy amounts and with deductibles identical to that maintained in the ninety (90) day period prior to the date of this Agreement in such a manner as to provide coverage after Closing (i.e. "tail" coverage) for any and all claims arising out of products sold by the Division prior to the Closing Date; provided that such insurance shall not be less than $1,000,000 per occurrence and $3,000,000 annual aggregate.

     (h) PRODUCT LIABILITY CLAIMS. The Parties acknowledge that, upon execution of this Agreement, they will simultaneously execute the Marketing Agreement attached hereto as Exhibit 5(f). Pursuant to that agreement, Buyer will immediately begin to act as the exclusive representative of the Target with respect to the marketing, sales, distribution, and service of the products relating to the business of the Division as defined in the Marketing Agreement. Each Party shall be responsible for its own product liability, if any, associated with the marketing, sales, distribution, and service of the products, whether such activity occurs prior to or after the Closing; provided, however, that the Target shall indemnify Buyer for all of Buyer's costs and expenses (including legal fees) relating to any claims made against Buyer with respect to the purchase order between the Target and Nestle Clinical Nutrition, Inc., which order was for approximately 750 enteral feeding pumps as of July 24, 1998. Buyer shall give written notice of any product liability claim in accordance with Section 8(d).

     (i) PRODUCT WARRANTY CLAIMS. The Target covenants and agrees that it will be liable for all expenses associated with any warranty claims and product returns associated with products sold by the Division prior to the Closing Date to the extent the Target would bear such expenses under the applicable warranty and return policies offered by the Target for such products. The Target hereby authorizes the Buyer, on behalf of the Target, to handle and process all such claims. The Target shall reimburse the Buyer for such expenses to the extent actually incurred by the Buyer and approved in advance by William Rush, Anwar Bhimani or their successors in office. The Buyer will provide the Target with a monthly report and invoice, which shall be payable by the Target within thirty
(30) days, for all claims relating to product returns and ordinary warranty claims.

     7.   CONDITIONS TO OBLIGATION TO CLOSE.

     (a)  CONDITIONS TO OBLIGATION OF THE BUYER.
The obligation of the Buyer to consummate the transactions to be performed by Buyer at Closing is subject to Buyer's satisfaction (compliance with which or the occurrence of which may be waived in writing in whole or in part by Buyer) on or before the Closing Date, of the following conditions; provided, the satisfaction or waiver of any of the conditions set forth in this Section shall in no way affect Buyer's rights to indemnification pursuant to Section 8 hereof or the satisfaction or waiver of any other condition precedent:

          (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Target shall have performed and complied with all of its covenants hereunder in all material respects which are to be performed or complied with by it prior to or on the Closing Date;

          (iii) the Target shall have procured all of the third party consents specified in Section 5(b) above;

          (iv) each third party identified on Schedule 7(a)(iv) shall have entered into an Estoppel Certificate and Agreement regarding Acquired Assets in the possession of such third parties (as described in such Schedule), substantially in the form attached hereto as Exhibit 7(a)(iv).

          (v) the board of directors of Target and the Target Stockholders shall have approved this Agreement in all material respects;

          (vi) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of the Buyer to own the Acquired Assets or to operate the business of the Division.

          (vii) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(vi) is satisfied in all respects;

          (viii) the Target shall have delivered to the Buyer a certified copy of the resolutions of the Board of Directors and the shareholders of the Target, authorizing and approving the execution, delivery and performance of this Agreement (and any other agreement to be delivered by the Target in connection herewith) and the consummation of the transactions contemplated hereby;

          (ix) the Buyer shall have received from counsel to the Target an opinion in form and substance as set forth in Exhibit 7(a)(x) attached hereto, addressed to the Buyer, and dated as of the Closing Date;

          (x) the Target shall have delivered to the Buyer a fully executed Investment Representation Letter from Elan International Services Ltd., in the form attached hereto as Exhibit 7(a)(xi);

          (xi) the Target and Buyer shall have entered into a mutually agreeable escrow agreement with a third party for the escrow of the held back portion of the Purchase Price;

          (xii) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and


          (xiii) no material adverse change in the financial condition or results of operation of the Division, or in the condition or value of the Acquired Assets, taken as a whole, shall have occurred between the date of this Agreement and the Closing Date (other than economic or market conditions affecting the enteral feeding device market generally).

     (b) CONDITIONS TO OBLIGATION OF THE TARGET. The obligation of the Target to consummate the transactions to be performed by Target at Closing is subject to the Target's satisfaction (compliance with which or the occurrence of which may be waived in writing in whole or in part by the Target) on or before the Closing Date, of the following conditions; provided, the satisfaction or waiver of any of the conditions set forth in this Section shall in no way affect Target's right to indemnification pursuant to Section 8 hereof or the satisfaction or waiver of any other condition precedent:

          (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) the Board of Directors of Buyer shall have approved this Agreement in all material respects;

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

          (vi) the Buyer shall have delivered to the Target a certified copy of the resolutions of the Board of Directors of the Buyer, authorizing and approving the execution, delivery and performance of this Agreement (and any other agreement to be delivered by the Target in connection herewith), issuance of the Shares to the Target and the consummation of the transactions contemplated hereby.

          (vii) the Target shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 7(b)(viii) attached hereto, addressed to the Target, and dated as of the Closing Date;

          (viii) the Target and Buyer shall have entered into a mutually agreeable escrow agreement with a third party for the escrow of the held back portion of the Purchase Price; and

          (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

          (x) the Target shall have executed a settlement agreement with Elan Pharma, Inc. and Elan International Services Ltd. with respect to satisfaction of the Target's obligations to Elan Pharma, Inc. and Elan International Services Ltd. pursuant to a certain Asset Purchase Agreement, dated January 13, 1997.

     8.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

     (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for Section 3(e) and Section 3(h), all of the representations and warranties of the Target contained in this Agreement shall survive the Closing (even if Buyer had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year thereafter. The representations and warranties in Section 3(e) and Section 3(h) shall survive Closing (even if Buyer had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to applicable statutes of limitation). Notwithstanding the foregoing, Buyer shall bring no claim against the Target following Closing for any inaccuracy or breach of a representation or warranty contained in this Agreement where Buyer has actual knowledge at the time of Closing of such inaccuracy or breach as evidenced by specific documentation of such inaccuracy or breach in the possession of Buyer at the time of Closing.


     (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

          (i) The Target agrees to indemnify the Buyer and its officers, directors, representatives and agents from and against the entirety of any Adverse Consequences the Buyer or its officers, directors, representatives and agents may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                 (A) any breach or inaccuracy of any of the Target's representations or warranties contained in this Agreement, or in any document furnished or required to be furnished pursuant to this Agreement to Buyer or any of its representatives, provided that the claim for indemnification under this subsection (A) arises prior to or during the applicable survival period described in Section 8(a) above and the Buyer makes a written demand for indemnification against the Target pursuant to Section 8(d) below within 30 days after the end of such survival period.

                 (B) any breach of any of the Target's covenants or other commitments contained in this Agreement,

                 (C) any Liability of the Division for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date);

                 (D) any action, suit, proceeding, compromise, assignment or judgment arising out of or incidental to any of the matters indemnified against in this Section 8(b);

                 (E) any Liability of the Target which is not an Assumed Liability, including:

                    (1) any Liability of the Target that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law;

                    (2) any Liability of the Target arising out of the use, ownership and possession of the Acquired Assets prior to the Closing; and

                    (3) those obligations under the Assumed Contracts which have accrued with respect to periods prior to the Closing Date.

     (c)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE TARGET.

          (i) The Buyer agrees to indemnify the Target and its officers, directors, representatives and agents from and against the entirety of any Adverse Consequences the Target or its officers, directors, representatives and agents may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

                 (A) any breach or inaccuracy of any of the Buyer's representations or warranties, and covenants contained in this Agreement, or in any document furnished or required to be furnished pursuant to this Agreement to Target or any of its representatives, provided that the claim for indemnification under this subsection (A) arises prior to or during the applicable survival period described in Section 8(a) above and the Target makes a written demand for indemnification against the Buyer pursuant to Section 8(d) below within 30 days after the end of such survival period.

                 (B) any breach of any of the Buyer's covenants or other commitments contained in this Agreement;

                 (C)     any Assumed Liability; and

                 (D) any action, suit, proceeding, compromise, assignment or judgment arising out of or incidental to any of the matters indemnified against in this Section 8(c);

     (d)  MATTERS INVOLVING THIRD PARTIES.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

          (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

          (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim

     (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

     (f) CHARGES AGAINST HOLDBACK. The Buyer shall have the option of recovering all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 8) by notifying the Target that the Buyer is drawing against the amount held in escrow from the Purchase Price under Section 2(f).

     (g) INDEMNITY THRESHOLD AND LIMIT. No Party shall be entitled to indemnification under this Section 8 unless and until the aggregate amount of valid claims against the other Party pursuant to the provisions of Section 8(b) or 8(c) exceed ten thousand dollars ($10,000.00) (the "Indemnity Threshold").
If the Indemnity Threshold is exceeded, the Indemnified Party shall be entitled to the entire amount of such claims from the other Party, including the amount up to the Indemnity Threshold as well as the amount exceeding the Indemnity Threshold. In no event shall either Party be liable to the other for a claim or claims for indemnification arising under Section 8(b)(i)(A) or Section 8(c)(i)(A) (including related claims arising under of Section 8(b)(i)(D) or Section 8(c)(i)(D)) which in the aggregate exceeds Eight Hundred Thousand Dollars ($800,000).

     (h)  EXCLUSIVE REMEDY.  After the Closing, the rights set forth in this
Section 8 shall be each Party's sole and exclusive remedies against the other Party for misrepresentations or breaches of covenants contained in this Agreement. Nothing herein shall prevent any Party from demanding arbitration or bringing an action in accordance with the terms of this Agreement based upon allegations of fraud or intentional breach of an obligation of or with respect to either Party in connection with this Agreement.

     9.   TERMINATION.

     (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Target may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Target on or before August 14, 1998, if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Target and the Division;

          (iii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Closing (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iv) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before December 31, 1998, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from the Target itself breaching any representation, warranty, or covenant contained in this Agreement).

     (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach).

     10.  MISCELLANEOUS.

     (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     (b) RISK OF LOSS. The risk of loss or damage by fire or other casualty (including loss or damage due to condemnation) to the Acquired Assets (to the extent they exist in tangible form) shall be upon the Target until Closing. In the event of a material loss or damage (including loss or damage due to condemnation) that occurs prior to the Closing Date, Buyer shall have the option of terminating this Agreement. In the event of a non-material loss or damage occurs prior to the Closing Date, Buyer shall have the option of: (i) taking such damaged assets and receiving at Closing all insurance proceeds to which the Target would be entitled as a result of such loss or damage; or (ii) rejecting such damaged assets entirely and the Purchase Price shall be reduced to reflect the non-transference of same.

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

     (c) OBLIGATIONS UNDER WARN. The Target will be responsible to satisfy any and all obligations arising under the Federal Worker Adjustment and Retraining Notification Act that may arise in connection with the sale of the Acquired Assets hereunder and the Target hereby agrees to indemnify Buyer against and hold Buyer harmless from any and all Adverse Consequences relating to or resulting from any failure to comply with such obligations.

     (d) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person (including Elan Pharma, Inc. and Elan International Services Ltd.) other than the Parties and their respective successors and permitted assigns.

     (e) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     (f) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (g) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (h) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (i) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given five (5) days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     IF TO THE TARGET:                  COPY TO:

     Nutrition Medical, Inc.            Dorsey & Whitney LLP
     9850 51st Ave N.                   220 South Sixth Street
     Minneapolis, MN 55442              Minneapolis, MN 55402
     Attention: William L. Rush         Attention: Kenneth L. Cutler

     IF TO THE BUYER:                   COPY TO:

     ZEVEX, Inc.                        Jones, Waldo, Holbrook & McDonough
     4314 ZEVEX Park Lane               1500 Wells Fargo Plaza
     Salt Lake City, UT 84123           170 South Main
     Attention: Dean G. Constantine     Salt Lake City, UT 84101-1644
                                        Attention: Ronald S. Poelman, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (j) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah without giving effect to any choice or conflict of law provision or rule.

     (k) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Target. The Target may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors; provided, however, that any amendment effected after the Target Stockholders have approved this Agreement will be subject to the restrictions, if any, contained in the Minnesota Business Corporation Act. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (l) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (m) EXPENSES. The Buyer and the Target will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (n) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (o) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (p) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(q) below).

     (q)  DISPUTE RESOLUTION.

          (i) The Parties desire to resolve disputes arising out of this Agreement without litigation. Accordingly, except for actions to seek temporary restraining orders or injunctions related to the purposes of this Agreement, a dispute involving the adjudication of the rights of a third party that does not agree to arbitration, or a suit to compel compliance with the dispute resolution provision, the Parties agree to use the following alternative dispute procedure as their sole remedy with respect to any controversy or claim arising out of or relating to this Agreement or its breach.

          (ii) At the written request of a Party, each Party will appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any dispute arising under this Agreement. The Parties intend that these negotiations be conducted by non lawyer, business representatives. The location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the representatives. Upon agreement between the Parties, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for the purposes of these negotiations shall be treated as confidential information developed for the purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of both Parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.

          (iii)  If the negotiations do not resolve the dispute within thirty
     (30) days after the initial written request, the disputes shall be submitted to binding arbitration by a panel of three arbitrators pursuant to the Commercial Arbitration Rules of the American Arbitration Association. A Party may demand such arbitration in accordance with procedures set out in those rules. Each party shall designate, as its appointed arbitrator, an impartial individual who is experienced in the manufacturer of products similar to the products of the Division. Within 20 days of appointment, the two designated arbitrators shall then designate by mutual agreement an impartial attorney licensed in the state of the arbitration, which attorney shall serve as the panel's administrative head. The majority decision of the panel shall final and conclusive upon both Parties. The location of the arbitration shall be in the state and county of the Party not instituting the demand for arbitration. Discovery shall be controlled by the arbitrators and shall be permitted to the extent set out in this paragraph. Each Party may submit in writing to a Party, and that Party shall respond, to a maximum of any combination of thirty-five
     (35) (none of which may have subplots) of the following: interrogatories, demands to produce documents, and requests for admission. Each Party is also entitled to take the oral deposition of five individuals of the other Party. Additional discovery may be permitted upon mutual agreement of the Parties. The Parties shall contract with the arbitrators to commence the arbitration hearing within sixty (60) days of the demand for arbitration. The arbitrators shall control the scheduling so as to process the matter expeditiously. The Parties may submit written briefs. The Parties shall require the arbitrators to rule on the dispute by issuing a written opinion within thirty (30) days after the close of the hearings. The times specified in this paragraph may be extended upon a showing of good cause. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction.

          (iv) Each Party shall bear its own cost of these procedures. A Party seeking discovery shall reimburse to the responding Party the costs of production of documents (to including search time and reproduction costs). The Parties shall equally split the fees of any mediation, but in any arbitration or permissible legal proceedings, the prevailing Party shall be entitled to reasonable attorneys' fees, costs and other disbursements in addition to any other relief to which such Party may be entitled.

     (r)  TAX MATTERS.

          (i) The Target will be responsible for the preparation and filing of all Tax Returns for the Target for all periods as to which Tax Returns are due after the Closing

     Date (including the consolidated, unitary, and combined Tax Returns for the Target which include the operations of the Division for any period ending on or before the Closing Date). The Target will make all payments required with respect to any such Tax Return.

          (ii) The Buyer will be responsible for the preparation and filing of all Tax Returns for the Division for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of the Target will include the operations of the Division). The Buyer will make all payments required with respect to any such Tax Return; provided, however, that the Target will reimburse the Buyer concurrently therewith to the extent any payment of Taxes the Buyer is making relates to the operations of the Division for any period ending on or before the Closing Date.

     (s) BULK TRANSFER LAWS. The Buyer acknowledges that the Target will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   "BUYER"

                              ZEVEX, INC.

                              /S/ DEAN G. CONSTANTINE
                              -----------------------
                              Dean G. Constantine
                              President and Chief Executive Officer


                                   "TARGET"

                              NUTRITION MEDICAL, INC.

                              /S/ WILLIAM L. RUSH
                              -------------------
                              William L. Rush
                              President and Chief Executive Officer